State of Delaware
Secretary of State
Division of Corporations
Delivered 07:30 AM 12/08/2014
FILED 07:30 AM 12/08/2014
SRV 141497790 - 3817924 FILE

**STATE OF DELAWARE**
**CERTIFICATE OF AMENDMENT**
**OF CERTIFICATE OF INCORPORATION**

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

**FIRST**: That at a meeting of the Board of Directors of **North Bay Resources Inc.** resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

**RESOLVED**, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "**FOURTH**" so that, as amended, the **first paragraph** of said Article shall be and read as follows:

*The aggregate number of shares that the Corporation shall have authority to issue is Seven Billion Five Hundred Ten Million (7,510,000,000) shares of capital stock, of which Seven Billion Five Hundred Million (7,500,000,000) shares are Common Stock, $0.00001 par value per share (the "Common Stock") and Ten Million (10,000,000) are Preferred Stock, par value $0.001 per share (the "Preferred Stock").*

**SECOND**: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

**THIRD**: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

**IN WITNESS WHEREOF**, said corporation has caused this certificate to be signed this 18th day of November, 2014.

By: [signature]
Authorized Officer

Title: CEO/Chairman of the Board

Name: Perry Leopold
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